Exhibit 10.21
January 23, 2009
Robert Kimball
c/o RealNetworks
2601 Elliott Avenue
Seattle, WA 98121
Bob,
It is our great pleasure to offer you the position of Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary. As a result of this promotion your annual salary will increase to $370,000 (subject to normal withholdings).
In addition, your Executive MBO target will increase from 45% to 75% of your new base salary. Your salary changes are retroactive to October 1, 2008. Your total target annual compensation will increase to $647,500.
The Compensation Committee of the Board of Directors has authorized a grant of equity in RN under the terms of RN’s 2005 Stock Incentive Plan (the “Plan”). You will be given the opportunity, under separate cover, to make an irrevocable election to receive this award in the form of 130,000 stock options, 43,333 restricted stock units, or a combination of 65,000 options and 21,667 restricted stock units. This election must be made no later than February 13, 2009 with an effective date of February 14, 2009 (the “Grant Date”). Vesting will commence on the grant date according to the vesting rules and all other provisions contained in the Plan. Should you elect to receive your grant as stock options; the exercise price of the stock options granted to you shall be equal to the fair market value of RN’s Common Stock on the Grant Date. Fair market value shall equal the last sale price for shares of RN’s Common Stock on the Grant Date as reported on NASDAQ. Please be aware that unvested stock options are forfeited upon termination of employment.
This promotion has been approved by the Board of Directors and comes in recognition of the fine work you have done at Real.
Bob, please accept our congratulations on your promotion. We look forward to your continued contributions and future success.
Sincerely,
/s/ Sid Ferrales
Savino “Sid” Ferrales
SVP Human Resources
RealNetworks, Inc.